Exhibit 99
Stem Announces Second Quarter 2024 Results
Revising Full Year 2024 Guidance
Activated $3 million of ARR in 2Q, Representing +7% QoQ Growth
Expect Full Year Positive Operating Cash Flow
Bill Bush to step down as CFO effective September 2, 2024; Doran Hole to be named CFO as part of planned succession

Second Quarter 2024 Financial and Operating Highlights
Financial Highlights
•Revenue of $34.0 million, down from $93.0 million (-63%) in 2Q23
•GAAP gross profit of $9.4 million, down from $11.9 million in 2Q23
•GAAP gross margin of 28%, up from 13% in 2Q23
•Non-GAAP gross profit of $13.5 million, down from $16.4 million in 2Q23
•Non-GAAP gross margin of 40%, up from 18% in 2Q23
•Net loss of $582.3 million versus net income of $19.1 million in 2Q23, due to a one-time non-cash $547 million impairment of goodwill
•Adjusted EBITDA of $(11.3) million versus $(9.5) million in 2Q23
•Operating cash flow of $(11.9) million versus $(165.4) million in 2Q23
•Ended 2Q24 with $89.6 million in cash and cash equivalents, versus $112.8 million at the end of 1Q24
•Revising guidance for key metrics for full year 2024

Operating Highlights
•Bookings of $25.4 million, versus $236.4 million in 2Q23, driven primarily by increased quarterly variability associated with Stem’s continued expansion into large, utility-scale projects
•Contracted backlog of $1.6 billion, up from $1.4 billion (+14%) at end of 2Q23
•Contracted storage assets under management (“AUM”) of 5.8 gigawatt hours (“GWh”), unchanged from 5.8 GWh at end of 1Q24
•Solar monitoring AUM of 26.9 gigawatts (“GW”), unchanged from 26.9 GW at the end of 1Q24
•Contracted annual recurring revenue (“CARR”) of $90.1 million, up from $74.9 million (+20%) at end of 2Q23, and up from $89.3 million (+1%) at end of 1Q24
SAN FRANCISCO – August 6, 2024 – Stem, Inc. (“Stem,” “we” or the “Company”) (NYSE: STEM), a global leader in artificial intelligence (AI)-driven clean energy solutions and services, announced today its financial results for the three and six months ended June 30, 2024.

“Our financial performance during the second quarter was a disappointment,” said John Carrington, CEO of Stem. “Revenue during the period was substantially lower than expected, primarily due to unforeseen extensions of project timelines caused by certain customers’ USDA-related project financing delays and protracted interconnection timelines in the quarter. While our strategic expansion into the large-scale storage market has resulted in significantly larger average deal sizes, it has also led to increased variability, greater project complexity, and longer sales cycle than we anticipated, which negatively impacted our bookings and operating cash in the quarter.

“We remain confident in the underlying business fundamentals, and we are encouraged by our significant operating leverage, as evidenced by relatively flat adjusted EBITDA results despite a 63% decline in revenue compared to the same quarter last year. During the quarter, we accelerated the pace of software activations, delivered continued strong performance across our solar asset performance management business and drove a greater mix of software services revenue, as evidenced by a material improvement in GAAP gross margins of 28% and non-GAAP gross margins of 40%, a 1500 and 2200 basis point improvement, respectively, relative to Q2 2023. In addition, we continue to drive reductions in net working capital with a $79 million decline in 1H 2024.

“We are adjusting our full year 2024 guidance to account for our latest financial results and the expected continuation of interconnection and USDA funding delays. These factors have negatively impacted our financial performance including revenue, bookings and cash, and is expected to push certain projects from the second half of 2024 into 2025. Partially offsetting the revenue decrease is an improvement in non-GAAP gross margins, which are benefiting from project mix and a proactive focus on driving profitable projects. Importantly, we expect to generate positive operating cash flow this year. We do not anticipate the need to raise additional equity, largely owing to our continued reduction in working capital intensity.

“While many of the issues we are facing are beyond our direct control, we are disappointed in revising our guidance. Nonetheless, we remain relentlessly focused on reducing costs, managing cash, and building free cash flow to drive resiliency over the long-term. This, coupled with our focus on our guiding principles for 2024, cash flow generation, building software services revenue, and extending our technology leadership position, is expected to drive value over the long-term.”

Key Financial Results and Operating Metrics
(in $ millions unless otherwise noted):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Key Financial Results
Revenue	$34.0	$93.0	$59.5	$160.4
GAAP Gross Profit (Loss)	$9.4	$11.9	$(14.8)	$12.9
GAAP Gross Margin (%)	28%	13%	(25)%	8%
Non-GAAP Gross Profit*	$13.5	$16.4	$27.3	$31.5
Non-GAAP Gross Margin (%)*	40%	18%	30%	18%
Net (Loss) Income	$(582.3)	$19.1	$(654.6)	$(25.7)
Adjusted EBITDA*	$(11.3)	$(9.5)	$(23.6)	$(23.2)

Key Operating Metrics
Bookings	$25.4	$236.4	$49.2	$599.9
Contracted Backlog**	$1,578.5	$1,364.3	$1,578.5	$1,364.3
Contracted Storage AUM (in GWh)**	5.8	3.8	5.8	3.8
Solar Monitoring AUM (in GW)**	26.9	26.0	26.9	26.0
CARR**	$90.1	$74.9	$90.1	$74.9
*Non-GAAP financial measures. See the section below titled “Use of Non-GAAP Financial Measures” for details and the section below titled “Reconciliations of Non-GAAP Financial Measures” for reconciliations.
** At period end.
Second Quarter 2024 Financial and Operating Results
Financial Results
Revenue decreased 63% year-over-year to $34.0 million, versus $93.0 million in the second quarter of 2023. The decrease was largely driven by lower hardware revenue primarily due to a decrease in demand for hardware systems from the extension of certain project-related timelines.
GAAP gross profit (loss) was $9.4 million, or 28%, versus $11.9 million, or 13%, in the second quarter of 2023. The year-over-year increase in GAAP gross margin (%) was primarily driven by a higher mix of Services revenue in the quarter.
Non-GAAP gross profit was $13.5 million, or 40%, versus $16.4 million, or 18%, in the second quarter of 2023. The year-over-year decrease in non-GAAP gross profit ($) was largely due to lower storage hardware revenue.
Net loss was $582.3 million versus second quarter 2023 net income of $19.1 million. The year-over-year change was primarily driven by lower revenues in the current quarter and a one-time impairment of goodwill in the quarter.

The impairment charge represents 100% of the total amount of goodwill previously recorded on the balance sheet of the Company.
Adjusted EBITDA was $(11.3) million compared to $(9.5) million in the second quarter of 2023.
The Company ended the quarter with $89.6 million in cash and cash equivalents, as compared to $112.8 million in cash and cash equivalents at the end of the first quarter 2024.
Operating Results
Contracted backlog was $1.58 billion at the end of the second quarter of 2024, compared to $1.64 billion as of the end of the first quarter of 2024, representing a 4% sequential decrease. The slight decrease in contracted backlog in the quarter was driven by the conversion of backlog to revenue and low bookings additions in the quarter.
Bookings were $25.4 million in the second quarter of 2024 versus $236.4 million in the second quarter of 2023. Bookings remain highly variable due to the Company’s expansion into large front-of-the-meter (FTM) storage projects, combined with delays in customer receipt of IRA-related funding.
Contracted storage AUM was effectively unchanged sequentially to 5.8 GWh for the second quarter of 2024. Solar monitoring AUM of 26.9 GW for the second quarter of 2024 was also unchanged sequentially.

CARR increased 1% to $90.1 million at the end of the first quarter of 2024 versus $89.3 million at the end of the first quarter of 2024.

The following table provides a summary of backlog at the end of the second quarter of 2024, compared to backlog at the end of the first quarter of 2024 ($ in millions):

End of 1Q24	$1,639.6
Add: Bookings	25.4
Less: Hardware revenue	(18.9)
Software/services activations	(46.8)
Amendments/Cancellations	(20.8)
End of 2Q24	$1,578.5

Management and Board Updates

Today the Company announced that Doran Hole has been appointed as Executive Vice President and Chief Financial Officer of the Company, succeeding Bill Bush, who will be stepping down as Chief Financial Officer effective September 2, 2024. Mr. Bush will continue to serve as CFO until September 2, 2024 and will continue to lead our strategy targeting public power and large scale FTM projects along with the supply chain team. In addition to the CFO role, Mr. Hole will oversee the Company’s software and services group, focused on delivering high quality customer relevant software and service solutions, including the recently announced Athena® PowerBidder™ Pro product. David Buzby, current Chairman of the Board of Directors, has also been appointed Executive Chair of the Board. We are also commencing a strategic review of our business. Our newest Board member, Gerard Cunningham, has been appointed Chair of an ad hoc Software Strategy Working Group that will work closely with the management team to develop this strategy. The Company also announced today that Stem is streamlining its management structure by eliminating the Chief Strategy Officer role. Prakesh Patel is departing from the Company, effective immediately, with his responsibilities assumed by existing members of the management team.

Recent Business Highlights

On July 29, 2024, Ameresco announced the successful completion of construction of multiple battery energy storage systems in collaboration with United Power, an electric cooperative in Colorado. The assets are designed to provide 313 MWh of battery storage capacity to the United Power electric distribution system across multiple sites. Ameresco integrated Stem’s AI-driven clean energy software to efficiently operate and maintain the systems.

On June 11, 2024, Stem and Arizona Electric Power Cooperative (AEPCO), a not-for-profit, member-owned electric generation and transmission (G&T) cooperative, in partnership with Prometheus Power (Prometheus), a national renewable energy developer, announced the deployment of a co-located storage and solar project to help deliver clean, reliable power to its distribution co-ops and public power members.The project for Sulphur Springs Valley Electric Co-op (SSVEC), an AEPCO member co-op, includes a 40-MWh energy storage system and an existing 20-MW photovoltaic system that will integrate Athena®, Stem’s award-winning AI-driven clean energy software, to continuously operate and monitor the storage system for maximized performance on a single, unified platform. The SSVEC project is the first of three similarly sized deployments that Stem will collaborate on with Prometheus to provide Stem’s services for AEPCO’s other managing co-ops. All three projects are expected to come online by the end of the year.

Outlook
The Company is updating its full year 2024 guidance ranges as follows ($ millions, unless otherwise noted):

	Previous	Updated
Revenue	$567 - $667	$200 - $270

Non-GAAP Gross Margin (%)	15% - 20%	25% - 30%

Adjusted EBITDA	$5 - $20	($30) - ($20)

Bookings	$1,500 - $2,000	$600 - $1,100

CARR (year-end)	$115 - $130	$100 - $110

Operating Cash Flow	Greater than $50	Greater than $15

See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why Stem is unable to reconcile Non-GAAP Gross Margin and Adjusted EBITDA guidance to their most comparable financial measures calculated in accordance with GAAP.

The Company is updating its full year 2024 revenue projected quarterly performance as follows:

	1QA	2QA	3QE	4QE
Revenue	$25M	$34M	$30M-$50M	$110M-$160M
Some Factors Affecting our Business and Operations
As previously disclosed, the Company entered into certain contractual guarantees pursuant to which, if a customer were unable to install or designate hardware to a specified project within a specified period of time, the Company would be required to assist the customer in re-marketing the hardware for resale by the customer. Such guarantees provide that, in such cases, if the customer resold the hardware for less than the amount initially sold to the customer, the Company would be required to compensate the customer for any shortfall in fair value for the hardware from the initial contract price. The Company accounts for specified contractual guarantees as variable consideration. The Company reviews its estimate of variable consideration, including changes in estimates related to such guarantees, each quarter for facts or circumstances that have changed from the time of the initial estimate. Due to recent market conditions, the Company recorded a net revenue reduction of $33 million in hardware revenue during the three months ended March 31, 2024, and no such net revenue reduction during the three months ended June 30, 2024. The reduction in revenue was related to deliveries that occurred prior to the current fiscal year.

The Company has not issued such guarantees since June 2023, and does not intend to issue any new guarantees in the future.

The Company is actively advancing projects under fixed price contracts that it expects will consume approximately 50% of the remaining hardware subject to guarantees, based on current market conditions. It is anticipated that these transactions will close in the second and third quarters of 2024, at which point they will not be subject to future adjustment. The Company believes that these transactions will enable it to convert accounts receivable into cash more quickly. The remaining hardware subject to guarantees are currently valued at approximately $50 million, after giving effect to the $33 million adjustment. The Company intends to integrate this hardware into development projects, which are expected to be available for sale late in the second half of 2024 and to be operational in the second half of 2025. The Company will continue to evaluate the economics of these transactions based on then-current conditions. Any remaining hardware that is not integrated into future projects remain subject to potential future updates to estimates of variable consideration, which may result in one or more future impairments.

Stem continues to diversify its supply chain, integrate additional energy technologies, and deploy a portion of its balance sheet to help position the Company to meet the expected significant growth in customer demand. We are subject to risk and exposure from the evolving macroeconomic, geopolitical and business environment, including the effects of increased global inflationary pressures and interest rates, potential import tariffs, potential economic slowdowns or recessions, and geopolitical pressures, including the armed conflicts between Russia and Ukraine, and in the Gaza Strip and nearby areas, as well as tensions between China and the United States, and unknown effects of current and future trade and other regulations. We regularly monitor the direct and indirect effects of these circumstances on our business and financial results, although there is no guarantee of the extent to which we will be successful in these efforts.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings press release contains the following non-GAAP financial measures: adjusted EBITDA, non-GAAP gross profit and non-GAAP gross margin.

We use these non-GAAP financial measures for financial and operational decision-making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) are used by investors and analysts to help them analyze the health of our business. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of adjusted EBITDA and non-GAAP gross profit and margin to their most comparable GAAP measures, see the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Definitions of Non-GAAP Financial Measures
We define adjusted EBITDA as net income (loss) attributable to Stem before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including gain (loss) on the extinguishment of debt, revenue constraint, reduction in revenue, excess supplier costs, change in fair value of derivative liability, transaction and acquisition-related charges, litigation expense, restructuring costs, and income tax provision or benefit. The expenses and other items that we exclude in our calculation of adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude when calculating adjusted EBITDA.

We define non-GAAP gross profit as gross profit excluding amortization of capitalized software, impairments related to decommissioning of end-of-life systems, excess supplier costs, reduction in revenue, and including revenue constraint. Non-GAAP gross margin is defined as non-GAAP gross profit as a percentage of revenue.

The Company generally records the full purchase order value as revenue at the time of hardware delivery; however, for certain non-cancelable purchase orders entered into during the first quarter of 2023, the final settlement amount payable to the Company is variable and indexed to the price per ton of lithium carbonate in the first quarter of 2024 such that the Company may increase or decrease the final prices in such purchase orders based on the price per ton of lithium carbonate at final settlement. Lithium carbonate is a key raw material used in the production of hardware systems that the Company ultimately sells to customers. The total dollar amount of such purchase orders for the indexed contracts is approximately $52 million. However, as a result of the pricing structure in such purchase orders, the Company recorded revenue in the first quarter of 2023 of approximately $42 million in accordance with GAAP, net of a $10 million revenue constraint, using a third party forecast of the lithium carbonate trading value in the first quarter of 2024. Because the Company had not before used indexed pricing in its customer contracts or purchase orders and had not previously constrained revenue related to forecasted inputs of its hardware systems, the Company believes that including the $10.2 million revenue constraint from the first quarter of 2023 into non-GAAP gross profit enhances the comparability to the Company’s non-GAAP gross profit in prior periods. The Company expects to receive, pursuant to such purchase orders, final consideration of at least $34 million. The Company recorded the full cost of hardware revenue for these indexed contracts in the first quarter of 2023.

As stated above, in certain customer contracts, the Company previously agreed to provide a guarantee that the value of purchased hardware will not decline for a certain period of time. The Company accounts for such contractual terms and guarantees as variable consideration at each measurement date. The Company reviews its estimate of variable consideration each quarter, including changes in estimates related to such guarantees, for facts or circumstances that have changed from the time of the initial estimate.
See the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Conference Call Information
Stem will hold a conference call to discuss this earnings press release and business outlook on Tuesday, August 6, 2024, beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (877) 407-3982, or for international callers, (201) 493-6780 and referencing Stem. An audio replay will be available shortly after the call, and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671. The passcode for the replay is 10191244. The replay will be available until Friday, September 6, 2024. An archive of the webcast will be available shortly after the call on Stem’s website at https://investors.stem.com/overview for 12 months following the call.
About Stem
Stem provides clean energy solutions and services designed to maximize the economic, environmental, and resiliency value of energy assets and portfolios. Stem’s leading AI-driven enterprise software platform, Athena® enables organizations to deploy and unlock value from clean energy assets at scale. Powerful applications, including AlsoEnergy’s PowerTrack, simplify and optimize asset management and connect an ecosystem of owners, developers, assets, and markets. Stem also offers integrated partner solutions to help improve returns across energy projects, including storage, solar, and EV fleet charging. For more information, visit www.stem.com.

Forward-Looking Statements
This earnings press release, as well as other statements we make, contains “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; our expectations around future estimates of variable consideration in connection with guarantees of certain customer contracts, and the resulting effects on revenue; our ability to secure sufficient and timely inventory from suppliers; our ability to meet contracted customer demand; our ability to manage our supply chains and distribution channels; our joint ventures, partnerships and other alliances; forecasts or expectations regarding energy transition and global climate change; reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; our business strategies and those of our customers; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our ability to manage our supply chains and distribution channels; the effects of natural disasters and other events beyond our control; the direct or indirect effects on our business of macroeconomic factors and geopolitical instability, such as the ongoing conflict in Ukraine; the expected benefits of the Inflation Reduction Act of 2022 on our business; and our future results of operations, including adjusted EBITDA and the other metrics presented under Outlook. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our inability to execute on, and achieve the expected benefits from, our operational and strategic initiatives; our inability to secure sufficient and timely inventory from our suppliers, as well as contracted quantities of equipment; our inability to meet contracted customer demand; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; general macroeconomic and business conditions in key regions of the world, including inflationary pressures, general economic slowdown or a recession, rising interest rates, changes in monetary policy, instability in financial institutions, and the prospect of a shutdown of the U.S. federal government; the direct and indirect effects of widespread health emergencies on our workforce, operations, financial results and cash flows; geopolitical instability, such as the ongoing conflicts in Ukraine and the Gaza Strip and nearby areas; the results of operations and financial condition of our customers and suppliers; pricing pressures; severe weather and seasonal factors; our inability to continue to grow and manage our growth effectively; our inability to attract and retain qualified employees and key personnel; our inability to comply with, and the effect on our business of, evolving legal standards and regulations, including those concerning data protection, consumer privacy, sustainability, and evolving labor standards; risks relating to the development and performance of our energy storage systems and software-enabled services; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in this release and in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes, or the timing of these results or outcomes, may vary materially from those reflected in our forward-looking statements. Forward-looking statements and other statements in this release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this earnings press release are made as of the date of this release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise, except as required by law.

Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com

Stem Media Contacts
Suraya Akbarzad, Stem
press@stem.com

Source: Stem, Inc.

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$89,649	$105,375
Short-term investments	—	8,219
Accounts receivable, net of allowances of $4,155 and $4,904 as of June 30, 2024 and December 31, 2023, respectively	206,351	302,848
Inventory	33,213	26,665
Deferred costs with suppliers	20,125	20,555
Other current assets	10,582	9,303
Total current assets	359,920	472,965
Energy storage systems, net	67,518	74,418
Contract origination costs, net	9,921	11,119
Goodwill	—	547,205
Intangible assets, net	152,144	157,146
Operating lease right-of-use assets	11,138	12,255
Other noncurrent assets	90,902	81,869
Total assets	$691,543	$1,356,977
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$63,103	$78,277
Accrued liabilities	63,362	76,873
Accrued payroll	10,719	14,372
Financing obligation, current portion	15,139	14,835
Deferred revenue, current portion	57,974	53,997
Other current liabilities	6,349	12,726
Total current liabilities	216,646	251,080
Deferred revenue, noncurrent	88,944	88,650
Asset retirement obligation	4,122	4,052
Convertible notes, noncurrent	524,771	523,633
Financing obligation, noncurrent	47,366	52,010
Lease liabilities, noncurrent	11,832	10,455
Other liabilities	599	416
Total liabilities	894,280	930,296

Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of June 30, 2024 and December 31, 2023; zero shares issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of June 30, 2024 and December 31, 2023; 162,587,526 and 155,932,880 issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	16	16
Additional paid-in capital	1,223,739	1,198,716
Accumulated other comprehensive income (loss)	94	(42)
Accumulated deficit	(1,427,071)	(772,494)
Total Stem’s stockholders’ equity (deficit)	(203,222)	426,196
Non-controlling interests	485	485
Total stockholders’ equity (deficit)	(202,737)	426,681
Total liabilities and stockholders’ equity (deficit)	$691,543	$1,356,977

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue
Services and other revenue	$15,103	$16,360	$29,943	$31,033
Hardware revenue	18,896	76,586	29,525	129,318
Total revenue	33,999	92,946	59,468	160,351
Cost of revenue
Cost of services and other revenue	10,955	11,756	20,939	23,260
Cost of hardware revenue	13,669	69,319	53,345	124,226
Total cost of revenue	24,624	81,075	74,284	147,486
Gross profit (loss)	9,375	11,871	(14,816)	12,865
Operating expenses:
Sales and marketing	10,944	13,680	22,070	26,086
Research and development	15,281	14,156	29,417	27,600
General and administrative	15,846	18,904	34,406	36,701
Impairment of goodwill	547,152	—	547,152	—
Total operating expenses	589,223	46,740	633,045	90,387
Loss from operations	(579,848)	(34,869)	(647,861)	(77,522)
Other (expense) income, net:
Interest expense, net	(4,631)	(3,903)	(9,338)	(5,680)
Gain on extinguishment of debt, net	—	59,121	—	59,121
Change in fair value of derivative liability	1,477	(2,576)	1,477	(2,576)
Other income, net	794	1,840	1,360	1,401
Total other (expense) income, net	(2,360)	54,482	(6,501)	52,266
(Loss) income before provision for income taxes	(582,208)	19,613	(654,362)	(25,256)
Provision for income taxes	(62)	(491)	(215)	(400)
Net (loss) income	$(582,270)	$19,122	$(654,577)	$(25,656)

Net (loss) income per share attributable to common stockholders, basic	$(3.59)	$0.12	$(4.09)	$(0.17)
Net loss per share attributable to common stockholders, diluted	$(3.59)	$(0.26)	$(4.09)	$(0.17)

Numerator used to compute net (loss) income per share:
Net (loss) income attributable to Stem common stockholders, basic	$(582,270)	$19,122	$(654,577)	$(25,656)
Net loss attributable to Stem common stockholders, diluted	$(582,270)	$(40,011)	$(654,577)	$(25,656)

Weighted-average shares used in computing net (loss) income per share to common stockholders, basic	162,158,936	155,619,179	160,169,536	155,294,475
Weighted-average shares used in computing net loss per share to common stockholders, diluted	162,158,936	155,804,953	160,169,536	155,294,475

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2024	2023
OPERATING ACTIVITIES
Net loss	$(654,577)	$(25,656)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	22,217	22,376
Non-cash interest expense, including interest expenses associated with debt issuance costs	984	1,586
Stock-based compensation	15,184	17,122
Change in fair value of derivative liability	(1,477)	2,576
Non-cash lease expense	1,533	1,406
Accretion of asset retirement obligations	118	120
Impairment loss of energy storage systems	102	2,069
Impairment loss of project assets	390	122
Impairment loss of right-of-use assets	2,096	—
Impairment of goodwill	547,152	—
Net accretion of discount on investments	(29)	(1,300)
Income tax benefit from release of valuation allowance	—	(335)
Provision for accounts receivable allowance	(1,462)	1,734
Net loss on investments	—	1,561
Gain on extinguishment of debt, net	—	(59,121)
Other	(138)	(680)
Changes in operating assets and liabilities:
Accounts receivable	97,815	(72,187)
Inventory	(6,548)	(137,149)
Deferred costs with suppliers	430	28,759
Other assets	719	(17,816)
Contract origination costs, net	(683)	(2,256)
Project assets	(10,796)	(2,834)
Accounts payable	(14,923)	19,049
Accrued expenses and other liabilities	(13,339)	(35,087)
Deferred revenue	4,270	56,043
Lease liabilities	(1,545)	(1,341)
Net cash used in operating activities	(12,507)	(201,239)
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	—	(1,847)
Purchase of available-for-sale investments	—	(58,034)
Proceeds from maturities of available-for-sale investments	8,250	84,750
Proceeds from sales of available-for-sale investments	—	73,917
Purchase of energy storage systems	—	(2,640)
Capital expenditures on internally-developed software	(6,608)	(7,388)
Purchase of property and equipment	(177)	(289)
Net cash provided by investing activities	1,465	88,469
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	—	229
Repayment of financing obligations	(4,185)	(2,587)
Proceeds from issuance of convertible notes, net of issuance costs of $0 and $7,601 for the six months ended June 30, 2024 and 2023, respectively	—	232,399
Repayment of convertible notes	—	(99,754)
Purchase of capped call options	—	(27,840)
Redemption of investment from non-controlling interests, net	—	(67)
Repayment of notes payable	—	(2,101)
Net cash (used in) provided by financing activities	(4,185)	100,279
Effect of exchange rate changes on cash, cash equivalents and restricted cash	187	(7)
Net increase in cash, cash equivalents and restricted cash	(15,040)	(12,498)
Cash, cash equivalents and restricted cash, beginning of year	106,475	87,903
Cash, cash equivalents and restricted cash, end of period	$91,435	$75,405

RECONCILIATION OF CASH, CASH EQUIVALENTS, AND RESTRICTED CASH WITHIN THE UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS TO THE AMOUNTS SHOWN IN THE STATEMENTS OF CASH FLOWS ABOVE:
Cash and cash equivalents	$89,649	$75,405
Restricted cash included in other noncurrent assets	1,786	—
Total cash, cash equivalents, and restricted cash	$91,435	$75,405

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The following table provides a reconciliation of adjusted EBITDA to net (loss) income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Net (loss) income	$(582,270)	$19,122	$(654,577)	$(25,656)
Adjusted to exclude the following:
Depreciation and amortization (1)	13,651	12,609	24,805	24,567
Interest expense, net	4,631	3,903	9,338	5,680
Gain on extinguishment of debt, net	—	(59,121)	—	(59,121)
Stock-based compensation	6,810	9,920	15,184	17,122
Revenue constraint (2)	—	—	—	10,200
Revenue reduction, net (3)	—	—	33,128	—
Excess supplier costs (4)			1,012	—
Change in fair value of derivative liability	(1,477)	2,576	(1,477)	2,576
Impairment of goodwill	547,152	—	547,152	—
Provision for income taxes	62	491	215	400
Other expenses (5)	125	1,021	1,665	1,021
Adjusted EBITDA	$(11,316)	$(9,479)	$(23,555)	$(23,211)
Adjusted EBITDA, as used in the Company's full year 2024 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected adjusted EBITDA to net income (loss), its most directly comparable forward-looking GAAP financial measure, without unreasonable effort, because the Company is unable to predict with a reasonable degree of certainty its change in stock-based compensation expense, depreciation and amortization expense, revenue constraint and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full year 2024 GAAP financial results.
(1) Depreciation and amortization includes depreciation and amortization expense, impairment loss of energy storage systems, impairment loss of project assets, and impairment loss of right-of-use assets.
(2) Refer to the discussion of revenue constraint in the definition of non-GAAP gross profit provided above.
(3) Refer to the discussion of reduction in revenue in the definition of non-GAAP gross profit provided above.
(4) Refer to the discussion of excess supplier costs in the definition of non-GAAP gross profit provided above.
(5) Adjusted EBITDA for the six months ended June 30, 2024 reflects other expenses of $1.7 million. For the six months ended June 30, 2024, other expenses include $0.6 million of other non-recurring expenses, and $1.1 million of expenses related to restructuring costs to pursue greater efficiency and to realign our business and strategic priorities. Restructuring expenses consisted of employee severance and other exit costs.

The following table provides a reconciliation of non-GAAP gross profit and margin to GAAP gross profit (loss) and margin ($ in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$34.0	$93.0	$59.5	$160.4
Cost of revenue	(24.6)	(81.1)	(74.3)	(147.5)
GAAP gross profit (loss)	9.4	11.9	(14.8)	12.9
GAAP gross margin (%)	28%	13%	(25)%	8%

Non-GAAP Gross Profit
GAAP Revenue	$34.0	$93.0	$59.5	$160.4
Add: Revenue constraint (1)	—	—	—	10.2
Add: Revenue reduction, net (2)	—	—	33.1	—
Subtotal	34.0	93.0	92.6	170.6
Less: Cost of revenue	(24.6)	(81.1)	(74.3)	(147.5)
Add: Amortization of capitalized software & developed technology	4.0	3.3	7.9	6.3
Add: Impairments	0.1	1.2	0.1	2.1
Add: Excess supplier costs (3)			1.0	—
Non-GAAP gross profit	$13.5	$16.4	$27.3	$31.5
Non-GAAP gross margin (%)	40%	18%	30%	18%
Non-GAAP gross margin as used in the Company's full year 2024 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected non-GAAP gross margin to GAAP gross margin, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in amortization of capitalized software, impairments, and other items that may affect GAAP gross margin. The unavailable information could have a significant effect on the Company’s full year 2024 GAAP financial results.
(1) Refer to the discussion of revenue constraint in the definition of non-GAAP profit provided above.
(2) Refer to the discussion of reduction in revenue in the definition of non-GAAP profit provided above.
(3) Refer to the discussion of excess supplier costs in the definition of non-GAAP profit provided above.

Key Definitions:

Item	Definition
Bookings
Total value of executed customer agreements, as of the end of the relevant period (e.g. quarterly bookings or annual bookings)
•Customer contracts are typically executed 6-24 months ahead of installation
•Bookings amount typically includes:
1.Hardware revenue, which is typically recognized at delivery of system to customer,
2.Services revenue, which represents total nominal software and services contract value recognized ratably over the contract period,
•Market participation revenue is excluded from booking value

Contracted Backlog
Total value of bookings in dollars, as of a specific date
•Backlog increases as new contracts are executed (bookings)
•Backlog decreases as integrated storage systems are delivered and recognized as revenue

Contracted Assets Under Management (“AUM”)	Total GWh of storage systems in operation or under contract
Solar Monitoring AUM	Total GW of solar systems in operation or under contract
Contracted Annual Recurring Revenue (CARR)	Annual run rate for all executed software services contracts, including contracts signed in the applicable period for systems that are not yet commissioned or operating
Project Services	Professional services and revenue tied to Development Company investments
Operating Cash Flow	Net cash provided by (used in) operating activities. Does not represent the change in balance sheet cash which will be further impacted by investing and financing activities